Exhibit 99.2
CONSENT OF PERSON TO BE NAMED AS A DIRECTOR
          As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-11 (together with any amendments or supplements, the “Registration Statement”) of Pyramid Hotels & Resorts, Inc., a Maryland corporation (the “Company”), as a person who has agreed to serve as a director of the Company beginning immediately after the closing of the Company’s initial public offering and to the inclusion of his biographical information in the Registration Statement.

Signature: Name:	/s/ Neil J. Labatte Neil J. Labatte
Date:	January 13, 2010